EXHIBIT 10.36

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 21st day of August, 1997, by and between OMNICARE MANAGEMENT COMPANY, a Delaware corporation (the “Company”) and LEO P. FINN III (the “Employee”).

          WHEREAS, the Company desires to employ Employee under the terms and conditions of this Agreement for the purpose of providing services as an executive in furtherance of the institutional pharmacy business of the Company and Omnicare Holding Company (collectively referred to as “Omnicare”) and such other businesses in which Omnicare may be engaged during the term of this Agreement (referred to collectively as the “Business”) and Employee desires to be employed by the Company for that purpose; and

          WHEREAS, Employee, in the course of performing such services, will have access to confidential financial information, trade secrets, and other confidential and proprietary information of Omnicare;

          THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. EMPLOYMENT

          1.1 Duties. The Company will employ Employee as an operating executive of the Company for the term of this Agreement. Employee will be assigned such duties with regard to the Business as are generally performed by such an employee of the Company, and such other duties as may from time to time be assigned to Employee by the President of the Company or its designee.

          1.2 Performance. Employee will devote his exclusive and full professional time and attention to his duties as an employee of the Company (except as hereinafter permitted) and to perform such duties in an efficient, trustworthy and businesslike manner. In addition, Employee will not render to others any service of any kind for compensation or engage in any other business activity (including without limitation any involvement in any business in which the Employee has any administrative or operating responsibility) except as to any other activities which are approved in writing by the President of the Company.

SECTION 2. TERM OF EMPLOYMENT

          2.1 Term. The initial term of employment of Employee pursuant to this Agreement shall be a period of three years from the commencement date of this Agreement, such date being the 1st day of June, 1997, (the “Commencement Date”) through May 31, 2000. This Agreement shall be automatically renewed at the end of this term for an additional three-year term, and shall continue to automatically renew at the end of each three-year term for like three-year terms, unless at least 120 days prior to the end of the initial three-year term or any subsequent three-year term, either party notifies the other party that this Agreement shall not renew for the next three year term. Notwithstanding the foregoing, Employee’s employment may be sooner terminated as described in Sections 2.2 through 2.5 hereof.

          2.2 Termination for Cause. The Company shall have the right to terminate this Agreement by written notice for the following causes (a “Termination for Cause”):

(a)	Conduct which is detrimental to Omnicare’s reputation, goodwill or business operations;

(b)	Gross neglect of Employee’s duties or breach of Employee’s duties or any material failure to perform satisfactorily such duties, or misconduct in discharging such duties;

(c)	Employee’s repeated absence from his duties without the consent of the President of the Company;

(d)	Employee’s failure or refusal to comply with the directions of the President of the Company, or with the policies, standards and regulations of the Company;

(e)	Commission by Employee of any act of fraud or dishonesty;

(f)	Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any criminal act;

(g)	Breach or threatened breach of the restrictive covenants set forth in Section 5 of this Agreement.

                    Upon any Termination for Cause, payment of all compensation to Employee under Section 3 of this Agreement shall cease immediately. Accrued, but unpaid base salary and incurred but unreimbursed business expenses as defined in Section 3.3 hereunder shall remain the obligation of the Company.

          2.3 Termination by the Company Due to Disability or Death. Employee acknowledges that his duties pursuant to this Agreement, including without limitation Section 1.1, constitute the essential functions of his job. If Employee is unable to perform his duties under this Agreement by reason of illness or other physical or mental disability, the Company may notify him that an event of disability (“Event of Disability”) exists whereupon, provided he remains disabled, Employee shall continue to receive the compensation described in Section 3 hereof for a period of three (3) months after the date of the Event of Disability. Such payments shall be reduced by any disability payment to which Employee may be entitled in lieu of such compensation but not by any disability payment for which Employee has privately contracted without the Company’s involvement. At the expiration of the three month period, payment of such compensation pursuant to Section 3 shall cease and this Agreement may be terminated by the Company at its sole discretion. The term “disability” as used herein shall mean a condition which prohibits Employee from performing his duties hereunder with reasonable accommodation which he may request. If Employee should die before the termination of this Agreement, Employee’s compensation under Section 3 hereof shall terminate upon the date of his death.

          2.4 Termination for Reasons Other Than With Cause. The Company shall have the right to terminate this Agreement and Employee’s employment without cause. Should Employee be terminated by the Company for any reason other than those included in Sections 2.2 or 2.3 herein, full payment of Employee’s remaining base salary for the remainder of the current three-year term, or twelve months, whichever is greater, shall be paid to Employee in such installments as the Company determines for such payment. Notwithstanding the foregoing, payments to Employee under this Section, in the aggregate, shall be limited to an amount that does not constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 and regulations thereunder. In the event of termination without cause, Employee acknowledges that the Company shall have no obligations or liability to him whatsoever other than the obligations set forth in this Section.

          2.5 Voluntary Termination. In the event Employee voluntarily terminates his employment for any reason prior to May 31, 2000, or the date of termination of any subsequent three-year term, payment of all compensation under Section 3 shall immediately cease.

SECTION 3. COMPENSATION

          3.1 Annual Salary. The Company shall pay to Employee an initial salary (“Base Salary”) effective March 1, 1997, of $125,000 payable in equal monthly installments, or more frequently if the Board of Directors determines that such salary shall be paid in more frequent installments.

          3.2 Incentive Compensation. Employee will be entitled to participate in all bonus and incentive compensation plans as may be maintained by the Company for its senior management generally.

          3.3 Reimbursement of Business Expenses. During the term of this Agreement, the Company will reimburse the Employee for all authorized, ordinary and necessary business expenses incurred by him in connection with the Business. Reimbursement of such expenses shall be paid monthly, upon submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any expenditures.

          3.4 Benefits. During the term of this Agreement, Employee will be entitled to such insurance, medical, savings, and investment plans, vacation, sick leave, holiday, education and continuing education assistance and other benefits as may be given from time to time to other employees of the Company as set forth from time to time by the Board of Directors. Employee may request non-paid leave benefits at any time, which benefits may be granted at the sole discretion of the President of the Company.

SECTION 4. ALL BUSINESS TO BE THE PROPERTY OF OMNICARE

          4.1 Business to be Property of Omnicare. Employee agrees that any and all business and “confidential information” (as defined in Section 5.1 hereof) which are part of or relate to the Business and which are or have been developed by him or by any employee of Omnicare or its respective successors, including, without limitation, contracts, fees, commissions, customer lists and any other incident of any business developed by Omnicare, or carried on by Employee for Omnicare, are and shall be the exclusive property of Omnicare for its sole use.

SECTION 5. COVENANTS OF NONDISCLOSURE, NONSOLICITATION AND NONCOMPETITION

          5.1 Nondisclosure. Employee shall not at any time during or after termination of Employee’s employment with the Company, directly or indirectly, use any proprietary, “confidential information” of Omnicare, for any purpose not associated with Omnicare activities, or disseminate or disclose any such information to any person or entity not affiliated with Omnicare. Such proprietary, “confidential information” includes, without limitation, customer lists, computer technology, programs and data, whether online or off-loaded on disk format, sales, marketing and prospecting methodologies, plans and materials, and any other such plans, programs, methodologies and materials used in managing, marketing or furthering the Business. Upon termination of Employee’s employment with the Company, Employee will return all documents, records, notebooks, manuals, plans and materials, computer disks and similar repositories of or containing Omnicare proprietary, “confidential information”, including all copies thereof, then in Employee’s possession or control, whether prepared by Employee or otherwise. Employee will undertake all reasonably necessary and appropriate steps to ensure that the confidentiality of Omnicare proprietary, “confidential information” shall be maintained.

          5.2 Nonsolicitation. While Employee is employed by the Company, and for a period of two (2) years following Employee’s termination whether such termination was voluntary or involuntary, with or without cause, and within the States in which Omnicare operates the Business, Employee agrees to the following:

(a)

Not to directly or indirectly contact, solicit, serve, cater or provide services to any customer, client, organization or person who, or which, has had a business relationship with Omnicare during the twelve (12) month period preceding Employee’s termination;

(b)

Not to directly or indirectly influence or attempt to influence any customer, client, organization or person who, or which, has had a business relationship with Omnicare during the twelve (12) month period preceding Employee’s termination to direct or transfer away any business or patronage from the Company;

(c)

Not to directly or indirectly solicit or attempt to solicit any employee, officer or director to leave Omnicare, or to contact any customer or client in order to influence or attempt to influence the directing or transferring of any business or patronage away from Omnicare;

(d)

Not to directly or indirectly interfere with or disrupt any relationship, contractual or otherwise, between Omnicare and its respective customers, clients, employees, independent contractors, agents, suppliers, distributors or other similar parties; and

(e)	To advise any and all employers or potential employers of Employee’s obligations hereunder.

          5.3 Noncompetition. Employee agrees that, during his employment with the Company, and for two (2) years immediately after such employment ceases, he will neither, directly or indirectly, engage or hold an interest in any business competing with the Business as then conducted by Omnicare or its respective successors, nor directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in, any business which shall compete with the Business as then conducted by Omnicare, or its respective successors, in the United States and such other defined geographic areas in which Omnicare operates the Business.

          5.4 Applicability. The provisions of Sections 5.1, 5.2, and 5.3 immediately preceding shall remain in effect in accordance with their respective terms notwithstanding any termination of Employee’s employment with the Company or its successors, regardless of the cause or circumstances thereof and whether such termination was voluntary or involuntary. Further, Employee’s covenants of nondisclosure, noncompetition and nonsolicitation along with the Company’s remedies for the breach or threatened breach of those covenants shall remain in effect in accordance with their respective terms following any termination of this Agreement.

          5.5 Remedies. In view of the services which Employee will perform hereunder, which are special, unique, extraordinary and intellectual in character, which place him in a position of confidence and trust with the customers and employees of Omnicare and which provide him with access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information of Omnicare, in view of the geographic scope and nature of the business in which Omnicare is engaged, and recognizing the value of this Agreement to him, Employee expressly acknowledges that the restrictive covenants set forth in this Agreement, including, without limitation, the duration, the business scope and the geographic scope of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of Omnicare, and that the enforcement of such restrictive covenants will not prevent him from earning a livelihood. Employee further acknowledges that the remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive or any other appropriate form of equitable relief. In the event Employee breaches or threatens to breach these restrictive covenants, he shall not receive any further payments from the Company pursuant to this Agreement, following the expiration of the thirty (30) day cure period provided for in Section 6.6 hereof, but only if such breach or threatened breach has not been cured.

SECTION 6. MISCELLANEOUS PROVISIONS

          6.1 Indemnification. Except to the extent prohibited by law, the Company shall save and hold harmless Employee from and against any claim of liability or loss (including reasonable attorney’s fees) arising as a result of Employee’s good faith activities in the course of his employment hereunder.

          6.2 Assignment and Performance. The Company may assign its rights and obligations under this Agreement to any corporation or other entity with Employee’s consent, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.

          6.3 Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given if made in writing and sent by first class mail, overnight courier, or telecopy to the following addresses:

Cheryl D. Hodges
Secretary
Omnicare Management Company
2800 Chemed Center
255 East Fifth Street
Cincinnati, OH 45202

and

Leo P. Finn III
1000 Hatch Street
Cincinnati, OH 45202

          6.4 Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          6.5 Amendment and Waiver. This Agreement constitutes the entire agreement between the parties hereto as to the matters addressed herein and may be modified, amended or waived only by a written instrument signed by all the parties hereto. No waiver or breach of any provision hereof shall be a waiver of any future breach, whether similar or dissimilar in nature.

          6.6 Right to Cure. In the event that either party in good faith believes that the other has violated (whether by breach, threatened breach or otherwise) any of the terms of this Agreement, with the exception of Sections 2.2 (e) or (f) of this Agreement, then that party shall give notice in writing to the other party as provided in Sections 6.3 of this Agreement of the alleged violation and that party shall have thirty (30) days following receipt of said notice to cure any such alleged violation.

          6.7 Injunctive Relief. The parties hereto agree that money damages would be an inadequate remedy for the Company in the event of breach or threatened breach of this Agreement and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce any injunction prohibiting Employee from violating this Agreement.

          6.8 Applicable Law. This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Ohio.

          6.9 Consent to Jurisdiction. The parties hereby (a) agree that any suit, proceeding or action at law or in equity (hereinafter referred to as an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Hamilton County, Ohio, (b) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (c) irrevocably submit to the jurisdiction of any such court in any such Action, and (d) hereby waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the address referred to in Section 6.3 hereof or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 6.3 hereof and that such service shall be deemed effective service of process upon the parties in any such Action. The parties irrevocably agree that any such service of process shall have the same force and validity as if service were made upon him or it according to the law governing such service in the State of Ohio, and waives all claims of error by reason of any such service.

          6.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          6.11 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

          6.12 Non-Waiver of Rights and Breaches. No failure or delay of any party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OMNICARE MANAGEMENT COMPANY

By:	/s/ Cheryl D. Hodges

Cheryl D. Hodges

Its:	Secretary

/s/ Leo P. Finn III

Leo P. Finn III